Exhibit (d)(3)

FORM OF STOCK OPTION GRANT AGREEMENT

(Non-Qualified Stock Options)

THIS AGREEMENT is made as of this [            ] day of [            ], 2012 by and between LVB Acquisition, Inc. (the “Company”) and [            ] (the “Participant”).

WHEREAS, the Company has adopted and maintains the LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company;

WHEREAS, in order to continue to promote the interests of the Company by providing Participants with performance and retention incentives, the Company has offered employee option-holders the opportunity to participate in an option exchange program by tendering their previously granted Options for cancellation and, in exchange, receiving a new Option grant on the terms and subject to the conditions set forth herein (the “Exchange Offer”); and

WHEREAS, the Participant has elected to participate in the Exchange Offer;

NOW, THEREFORE, in consideration of Participant’s participation in the Exchange Offer and the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to [            ] shares of Common Stock of the Company. [Fifty percent (50%) of the Option (representing an Option to purchase [            ] shares) will be a time based Option (the “Revised Time Vesting Option”), twenty-five percent (25%) of the Option (representing an Option to purchase [            ] shares) will be a time based Option with a longer vesting period than that which applies to the Revised Time Vesting Option (the “Replacement Extended Time Vesting Option”) and twenty-five percent (25%) of the Option (representing an Option to purchase [            ] shares) will be a performance based Option having the terms set forth in this agreement (the “Modified Performance Option”).] // [Seventy-five percent (75%) of the Option (representing an Option to purchase [            ] shares) will be a time based Option (the “Revised Time Vesting Option”) and twenty-five percent (25%) of the Option (representing an Option to purchase [            ] shares) will be a performance based Option having the terms set forth in this agreement (the “Modified Performance Option”).]1 For purposes of the Option, (i) references in the Plan to “Options” will be deemed to include “Revised Time Vesting Options,” “Replacement Extended Time Vesting Options” and “Modified Performance Options” unless specifically noted to the contrary and (ii) the references in Section 2(y) and Section 2(dd) of the Plan to “Performance Based Options” shall be construed to refer to “Modified Performance Options” as defined herein.

[1]	75% time-based and 25% performance options applicable to Participants who were issued options following the 2009 exchange offer and for new (post exchange-offer) option grant recipients.

2. Grant Date. The Grant Date of the Option hereby granted is [                    ].

3. Incorporation of Plan. Unless stated otherwise, all terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4. Exercise Price. The exercise price per share of Common Stock underlying the Option hereby granted is $7.88.

5. Vesting Date. The Option shall become exercisable as follows:

a. Revised Time Vesting Option. With respect to the portion of the Option that is a Revised Time Vesting Option:2

[For options that are 100% vested at grant:

i.	One Hundred percent (100%) shall be vested as of the Grant Date.]

[For options that are 80% vested at grant:

i.	Eighty percent (80%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20%) shall vest on [ ] in calendar year 2012.]

[For options that are 60% vested at grant (Q1FY09 &Q2FY09):

i.	Sixty percent (60%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20%) shall vest on [ ] in each of calendar years 2012 and 2013.]

[For options that are 60% vested at grant (Q4FY09):

i.	Sixty percent (60%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20%) shall vest on [ ] in each of calendar years 2013 and 2014.]

[For options that are 40% vested at grant (Q1FY10 & Q2FY10):

i.	Forty percent (40%) shall be vested as of the Grant Date; and

[2]	Note: To be adjusted to reflect the current relevant vesting schedule of the outstanding Time Vesting Options.

ii.	Twenty percent (20%) shall vest on [ ] in each of calendar years 2012, 2013 and 2014.]

[For options that are 40% vested at grant (Q3FY10 & Q4FY10):

i.	Forty percent (40%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20%) shall vest on [ ] in each of calendar years 2013, 2014 and 2015.]

[For options that are 20% vested at grant (Q1FY11 & Q2FY11):

i.	Twenty percent (20%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20%) shall vest on [ ] in each of calendar years 2012, 2013, 2014 and 2015.]

[For options that are 20% vested at grant (Q3FY11 & Q4FY11):

i.	Twenty percent (20%) shall be vested as of the Grant Date; and

ii.	Twenty percent (20% shall vest on [ ] in each of calendar years 2013, 2014, 2015 and 2016.]

[For options that are unvested at grant (Q1FY12 & Q2FY12): Twenty percent (20%) shall vest on [            ] in each of calendar years 2012, 2013, 2014, 2015 and 2016.]

[For options that are unvested at grant (Q3FY12 & Q4FY12): Twenty percent shall vest on [            ] in each of calendar years 2013, 2014, 2015, 2016 and 2017.]

b. Replacement Extended Time Vesting Option. With respect to the portion of the Option that is an Replacement Extended Time Vesting Option:3

[For options that are 85% vested at grant:

i.	Eighty-Five percent (85%) shall be vested as of the Grant Date; and

ii.	Five percent (5%) shall vest on [ ] in each of calendar years 2013, 2014 and 2015.]

[For options that are 70% vested at grant:

i.	Seventy percent (70%) shall be vested as of the Grant Date; and

[3]

Note: To be adjusted to reflect the current vested Extended Time Vesting Options. The vesting schedule for all such options will be extended by two years. This section will not be applicable to Participants who were issued options following the 2009 exchange offer.

ii.	Seven and one-half percent (7.5%) shall vest on [ ] in each of calendar years 2012, 2013, 2014 and 2015.]

[For options that are 68% vested at grant (Wave 3 & Q4FY08):

i.	Sixty-eight percent (68%) shall be vested as of the Grant Date; and

ii.	Eight percent (8%) shall vest on [ ] in each of calendar years 2013, 2014, 2015 and 2016.]

[For options that are 52% vested at grant (Q1FY09 & Q2FY09):

i.	Fifty-two percent (52%) shall be vested as of the Grant Date; and

ii.	Nine and six-tenths percent (9.6%) shall vest on [ ] in each of calendar years 2012, 2013, 2014, 2015 and 2016.]

[For options that are 52% vested at grant (Q4FY09):

i.	Fifty-two percent (52%) shall be vested as of the Grant Date; and

ii.	Nine and six-tenths percent (9.6%) shall vest on [ ] in each of calendar years 2013, 2014, 2015, 2016 and 2017.]

c. Modified Performance Option. With respect to the portion of the Option that is a Modified Performance Option:4

[For options that are 55% vested at grant:

i.	Fifty-five percent (55%) shall be vested as of the Grant Date; and

ii.

Fifteen percent (15%) shall vest on [            ] in each of calendar years 2013, 2014 and 2015 if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options that are 40% vested at grant:

i.	Forty percent (40%) shall be vested as of the Grant Date; and

[4]

Note: To be adjusted to reflect the percentage of current Adjusted Performance Options which are vested. The options that would have vested in 2011 had targets been met will be aggregated with the options which are scheduled to vest in 2012 and beyond.

ii.

Twenty percent (20%) shall vest on [            ] in each of calendar years 2013, 2014 and 2015 if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options that are 36% vested at grant:

i.	Thirty-six percent (36%) shall be vested as of the Grant Date; and

ii.

Sixteen percent (16%) shall vest on [            ] in each of calendar years 2013, 2014, 2015 and 2016 if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options that are 20% vested at grant:

i.	Twenty percent (20%) shall be vested as of the Grant Date; and

ii.

Twenty percent (20%) shall vest on [            ] in each of calendar years 2013, 2014, 2015 and 2016 if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options that are 16.67% vested at grant:

i.	Sixteen and sixty-seven hundredths percent (16.67%) shall be vested as of the Grant Date; and

ii.

Sixteen and sixty-seven hundredths percent (16.67%) shall vest on [            ] in each of calendar years 2013, 2014, 2015 and 2016 and sixteen and sixty-five hundredths percent (16.65%) shall vest on [            ] in 2017 if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc.

has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options issued prior to the third quarter of fiscal year 2011 that are unvested at grant: Twenty percent (20%) shall vest on [            ] in each of calendar years 2013, 2014, 2015, 2016 and 2017, if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options issued subsequent to Q3FY2011but prior to Q3FY2012 that are unvested at grant: Sixteen and sixty-seven hundredths percent (16.67%) shall vest on [            ] in each of calendar years 2013, 2014, 2015, and 2016 and thirty-three and thirty-two hundredths percent (33.32%) shall vest on [            ] in 2017, if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options issued beginning Q3FY2012 but prior to completion of exchange offer that are unvested at grant: Fourteen and twenty-nine hundredths percent (14.29%) shall vest on [            ] in each of calendar years 2013, 2014, 2015, and 2016 and forty-two and eighty-four hundredths percent (42.84%) shall vest on [            ] in 2017, if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

[For options issued following completion of exchange offer that are unvested at grant: Twenty percent (20%) shall vest on [            ] in each of calendar years 20__, 20__, 20__, 20__ and 20__, if, as of the end of the Company’s most recent fiscal year ending on or prior to such Vesting Date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Committee, consistent with the annual business plan for such fiscal year, on or before on or before ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.]

If any portion of the Modified Performance Option does not vest on the Vesting Date on which it initially becomes eligible to vest in accordance with the vesting provisions set forth above in this sub-section (c) because Biomet, Inc. did not meet the EBITDA target set by the Committee for the relevant fiscal year (any such year, the “Below-Target Year”), then such portion (the “Catch-Up Tranche”) shall remain outstanding and shall be eligible to vest as follows:

(A) If Biomet, Inc. exceeds the EBITDA target set by the Committee for the fiscal year immediately following such Below-Target Year (the “Catch-Up Year”) by an amount large enough so that (I) the sum of Biomet, Inc.’s actual EBITDA in the Below-Target Year and its actual EBITDA in the Catch-Up Year exceeds (II) the sum of the EBITDA target set by the Committee for the Below-Target Year and the EBITDA target set by the Committee for the Catch-Up Year, then such Catch-Up Tranche will vest as of the Vesting Date that occurs on or next following the last day of the Catch-Up Year.

(B) If either:

(I) After the end of the Below-Target Year, a Liquidity Event occurs in which the Majority Stockholder realizes an MoM that is at least 1.25; or

(II)(a) An Initial Public Offering has occurred, (b) the Majority Stockholder has sold, directly or indirectly, in one or more Liquidity Event(s), 80% or more of the Initial Majority Stockholder Shares (determined based on the number of the Initial Majority Stockholder Shares as of the Closing date) and (c) the Majority Stockholder has realized, directly or indirectly, in such Liquidity Event(s) an MoM that is at least 1.25 (provided that MoM for this purpose shall be determined by multiplying clause (ii) of Section 2(dd) of the Plan by a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in all such Liquidity Events and the denominator of which is the number of the Initial Majority Stockholder Shares as of the Closing date); provided further that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such Liquidity Event;

then any Catch-Up Tranche that remains unvested as of the occurrence of the Liquidity Event shall immediately vest upon the occurrence of the Liquidity Event, provided the Participant remains Employed through such Vesting Date.

d. Accelerated Vesting. Solely for purposes of the Option, (i) the reference in Section 4.4(b) of the Plan to “Time Based Options” shall be construed to refer to “Revised Time Vesting Options” as defined herein, (ii) the reference in Section 4.4(b) of the Plan to “Hurdle Options” shall be construed to refer to “Replacement Extended Time Vesting Options” as defined herein and (iii) the reference in Section 4.4(c) of the Plan to “Performance Based Options” shall be construed to refer to “Modified Performance Options” as defined herein.

6. Expiration Date.5 Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant’s Employment is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earliest to occur of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 30 days following the date the Participant resigns from Employment without Good Reason, (iii) 90 days after the date the Participant’s Employment is terminated by the Company for any reason other than: for Cause, by reason of death or Disability or due to the Participant’s resignation from Employment with Good Reason; (iv) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (v) the tenth anniversary of the original Grant Date. For the avoidance of doubt, the Option, or portion thereof, that has become exercisable by a Permitted Transferee on account of the death of a Participant shall expire one year after the date such deceased Participant’s Employment terminated by reason of death, and the Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 6 as if the Option were held directly by the Participant. Notwithstanding the foregoing, in the event that (a) the Participant is employed on the Vesting Date applicable to any portion of his or her Modified Performance Based Option, (b) the Participant’s Employment is terminated prior to the time at which the Board determines whether the EBITDA target applicable to such portion of Participant’s Modified Performance Based Option (and/or the EBITDA target for any Catch-Up Year) was met and (c) the Board subsequently determines that such EBITDA target was met, then the time period set forth in clause (ii), (iii) or (iv) of the first sentence of this Section 6 (as applicable) shall begin to run with respect to such portion or portions of Participant’s Modified Performance Based Option as of the date on which the Participant is notified that the Board determined that the relevant EBITDA target was met rather than as of the date of termination of Participant’s Employment. In no event shall the Option remain outstanding after the date set forth in clause (v) of the first sentence of this Section 6.

7. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code; provided that the Company shall use commercially reasonable efforts to put the Participants in the same position in which they would have been but for the application of this Section 7.

8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities that apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Management Stockholders’ Agreement.

10. Restrictive Covenants.

a. Confidentiality and Trade Secrets. By accepting an award under the Plan, Participant agrees to hold in strict confidence any proprietary or Confidential Information related to the Company and its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

b. [Non-Competition. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s competing with the Company or any of its Subsidiaries during the Participant’s Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of [insert applicable period]6 following termination of his or her Employment, directly or indirectly

[6]	Should be the same period as provided under original option grant agreement.

perform Competitive Services (as defined below) for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”). For purposes of this Agreement, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of this Agreement, “Competing Product” means any musculoskeletal or any other product developed, manufactured, marketed, distributed, sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment.]7

c. Non-Solicitation. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s solicitation of employees, distributors, distributors’ sales representatives, sales representatives, customers, suppliers or vendors of the Company or any of its Subsidiaries during the Participants’ Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of [insert applicable period]8 following termination of his or her Employment, whether on his or her own behalf or on behalf of any other Person, either directly or indirectly (i) hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries to leave that employment or cease performing those services, (ii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any Person who is a past or current customer, supplier, or vendor of the Company or any of its Subsidiaries to cease being a customer, supplier, or vendor of the Company or any of its Subsidiaries or to divert all or any part of such

[7]	Non-compete provision may vary for employees in certain states.
[8]	Should be the same period as provided under original option grant agreement.

Person’s business from the Company or any of its Subsidiaries or (iii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any distributor, sales representative or associate of the Company or any of its Subsidiaries to terminate their relationship or association with the Company or any of its Subsidiaries or distributors, or do any act which may result in the impairment of the relationship between the Company or any of its Subsidiaries and their respective agents, employees, consultants, representatives or distributors.

d. Company’s Remedies for Violation of Non-Competition or Non-Solicitation Covenant. In the event that either the Participant’s Employment with the Company is terminated for Cause or the Participant violates any of the restrictive covenants set forth in Section 10(a), Section 10(b) or Section 10(c):

i. All Options held by such Participant, whether vested or unvested, shall be immediately canceled as of the commencement of business on the date on which the Participant’s Employment is terminated for Cause or the first date on which such violation occurs;

ii. In either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have (A) the call rights, with respect to shares of Common Stock held by the Participant (including shares acquired through the exercise of Options under the Plan), that are set forth in Section 3(b)(ii)(A) of the Management Stockholders’ Agreement and (B) the right to receive from the Participant the payments described in Section 3(b)(v) of the Management Stockholders’ Agreement (if any); and

iii. In either case, following the Agreement Termination Date, the Participant shall be obligated to pay to the Company as liquidated damages, in addition to all other rights and remedies the Company may have, an amount equal to the amount which the Participant will be required to recognize in income for U.S. federal income tax purposes as a result of such Participant’s exercise of Options at any time following, or within one year prior to, the date of termination of his or her Employment.

e. Remedies. Except as provided in Section 10(f), the Company’s sole recourse under the Plan against the Participant for any violation by the Participant of any of the restrictive covenants set forth in Section 10(b) or Section 10(c) shall be the rights and remedies described in Section 10(d). The Company’s rights under Section 10(d) shall be in addition to, and shall not in any way prejudice the Company with respect to, any other rights and remedies the Company may have in the event of any violation by the Participant of the restrictive covenants set forth in Section 10(a).

f. Payment for Compliance with Non-Competition and Non-Solicitation Covenants.

i. The Participant hereby agrees that if his or her Employment with the Company is terminated for any reason: (i) the Company shall have the right

(which it may exercise or not exercise in its sole discretion in accordance with Section 10(f)(ii) hereof) to (A) continue paying the Participant his or her base salary (as in effect on the date of termination of the Participant’s Employment), in accordance with the Company’s normal payroll practices, for a period not to exceed twelve (12) months following the date of termination of the Participant’s Employment (the “Salary Continuation Period”) and (B) pay the Participant an amount equal to the product of (x) the lesser of the annual bonus the Participant received for the year immediately preceding the year in which the Participant’s employment is terminated (if any) or the Participant’s target annual bonus for the year in which the Participant’s employment is terminated (if any) and (y) a fraction, the numerator of which is the number of whole calendar months in the Salary Continuation Period and the denominator of which is twelve (12), which amount shall be paid in installments over the course of the Salary Continuation Period in accordance with the Company’s normal payroll practices (such salary and bonus payments, the Participant’s “Non-Compete Compensation”) and (ii) during the Salary Continuation Period (if any), the Participant shall be bound by, and shall comply with the provisions of, Section 10(b) and Section 10(c) hereof. The Company’s rights under this Section 10(f) shall be in addition to, and shall not in any way prejudice the Company with respect to, its rights under Section 10(d) hereof. For the avoidance of doubt, the Participant shall remain bound by the provisions of Section 10(a) hereof regardless of whether or not the Company exercises its rights under this Section 10(f).

ii. In the event that a Participant’s Employment is terminated by the Participant or the Company as described in Section 10(f)(i) hereof, the Company automatically shall be deemed to exercise its rights under this Section 10(f) and the Salary Continuation Period for such Participant shall be deemed to be twelve (12) months following the date of termination of the Participant’s Employment, unless the Company notifies the Participant, within thirty (30) business days following the effective date of termination of the Participant’s Employment, either that it will not exercise its rights under this Section 10(f) or that the length of the Salary Continuation Period for such Participant shall be less than twelve (12) months.

iii. The Company in its sole discretion may elect, at any time during the Salary Continuation Period, to discontinue the Salary Continuation Period by notifying the Participant in writing at least thirty (30) business days prior to the date on which the Salary Continuation Period will terminate. If the Company elects to discontinue the Salary Continuation Period as described in the preceding sentence, then the Participant shall cease to be bound by the provisions of Section 10(b) and Section 10(c) hereof as of the date on which the Salary Continuation Period terminates.

iv. Notwithstanding anything in the Plan or this Agreement to the contrary, in the event that the Participant violates any provision of Section 10(b) or Section 10(c) during the Salary Continuation Period, (A) the Company shall immediately cease paying the Participant the Non-Compete Compensation and

(B) the Participant shall nonetheless remain bound by the provisions of Section 10(b) and Section 10(c) hereof for the remainder of the period during which he or she would have been bound by such obligations if no such violation had occurred.

g. The restrictive covenants set forth in Sections 10(a), 10(b) and 10(c) hereof shall be in addition to, and nothing in this Section 10 (including, without limitation, the Company’s rights under Section 10(f) hereof and any election by the Company to exercise or not exercise such rights) shall in any way prejudice the Company’s rights with respect to, any restrictive covenants and confidentiality obligations (or similar restrictions and obligations) in favor of the Company which are applicable to the Participant by law, in equity, or under any other plan, program, agreement or arrangement with the Company (including, without limitation, the Participant’s common law obligations with respect to the Company’s confidential information).

h. The Participant recognizes that a breach or threatened breach of the restrictive covenants set forth in Sections 10(a), 10(b) and 10(c) hereof may give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Participant agrees that in the event of a breach or threatened breach of the restrictive covenants set forth in Section 10(a) hereof or, during the Salary Continuation Period (if any), Section 10(b) or Section 10(c) hereof, the Company may seek and obtain injunctive relief, temporary, preliminary or permanent, against such breach or threatened breach, in addition to recovering any monetary damages from the Participant. The Participant further agrees and acknowledges that greater injury would likely result by refusing the Company or its successors or assigns injunctive relief than by granting such injunctive relief. The Participant hereby waives any right to require the Company to obtain a bond in connection with any such injunctive proceedings. The Company shall also be entitled to recover from the Participant its reasonable attorneys’ fees and costs of any action that it successfully brings against the Participant for any breach or threatened breach described in this Section 10(h).

i. The restrictive covenants set forth in this Section 10 shall be binding upon, and shall inure to the benefit of, the Company, its Affiliates and their respective successors and assigns. By accepting an award under the Plan, the Participant agrees that the Company shall have the right to assign any or all of its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, public offering, or otherwise.

j. Notwithstanding anything to the contrary in the Plan or this Agreement, the construction, enforceability and interpretation of this Section 10 shall be governed by the laws of the state in which the Participant’s employer operates its principal place of business. Except as expressly provided herein, the failure of the Company to insist upon performance of any of the provisions of this Section 10 or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. The Participant further agrees that any legal action relating to this Section 10 shall be commenced and maintained exclusively before any appropriate venue located in the local, county or federal court in which the Participant’s employer operates its principal place of business. Participants hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.

11. [Transfer and Lock-Up of Shares. If the Company files a registration statement registering shares held by the Majority Stockholder in an Initial Public Offering or any secondary registered equity offering, then, in addition to the terms and conditions set forth in the Management Stockholders’ Agreement, the Participant or his or her Permitted Transferee shall not, following expiration of the Lock-Up Period (as defined in the Management Stockholders’ Agreement), sell more than one-third (1/3) of the shares of such Participant’s or Permitted Transferee’s Common Stock [acquired pursuant to the exercise of the Option] during the twelve (12) months following such expiration or more than two-thirds (2/3) of the shares of such Participant’s or Permitted Transferee’s Common Stock acquired pursuant to the exercise of the Option during the twenty-four (24) months following such expiration; provided that if the Lock-Up Period expires less than three (3) years prior to the tenth anniversary of the original Grant Date (such period of time, the “Remaining Period”), such Participant or Permitted Transferee may sell up to one-third (1/3) of the shares of such Participant’s or Permitted Transferee’s Common Stock acquired pursuant to the exercise of the Option during the first third of the Remaining Period, up to two-thirds (2/3) of such shares during the second third of the Remaining Period and all of such shares during the remaining third of the Remaining Period.]9

12. Adjustment. Notwithstanding anything to the contrary set forth in the Plan or this Agreement, in the event that the Company’s Biomet 3i dental business (“3i”) separates from Biomet, Inc. in a tax-free spin-off (the “Spin”) prior to December 31, 2013, the Board shall make such adjustments as it in good faith considers appropriate to effectuate the Company’s business purposes in causing the Spin to occur and that are equitable to Participants, including without limitation adjustment to the number, type or issuer of shares of stock subject to some or all of the Options outstanding on the date the Spin occurs; substitution of cash or other property for the Common Stock subject to such Options; or change in any performance-based vesting or other conditions applicable to such Options. For the avoidance of doubt, in making any such adjustments the Board need not adjust Options held by different Participants nor Options held by a single Participant in a uniform manner.

13. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. The Participant hereby acknowledges that this Agreement, the Plan and the Management Stockholders’ Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement, including without limitation, any provision in such prior agreement or understanding, including without limitation any change of control agreement, that provides for the acceleration or waiver of any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity award held by the Participant.

[9]	Applicable only to the Section 16 officers of LVB Acquisition, Inc.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15. Governing Law. Except as expressly provided in Section 10(j) hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

16. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the Agreement Termination Date, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby. [Notwithstanding the foregoing, any determination made by the Board relating to the characterization of the Participant’s termination of Employment shall be subject to a de novo standard of review.]10

[Signature page follows]

[10]	To be included for the individuals who are currently party to effective employment agreements with the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands, and agrees to be bound by, this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

LVB Acquisition, Inc.	Participant

By: Title:	Name: Date:

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